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                                                                    EXHIBIT 7(e)


                             BCC ACQUISITION II LLC
                        C/O BAY CITY CAPITAL FUND I, L.P.
                          750 BATTERY STREET, SUITE 400
                            SAN FRANCISCO, CA 94109

                                                               November 21, 2005

CONFIDENTIAL

Ocean Park Advisors, LLC
5710 Crescent Park East, Suite 334
Playa Vista, CA 90094


Ladies and Gentlemen:

         In connection with the sale, assignment, and transfer (the "Assignment") of securities (the "Securities") of Diametrics Medical, Inc. ("DMED") held by BCC Acquisition II, LLC ("BCCAII") to Ocean Park Advisors, LLC ("Ocean Park") and M.A.G. Capital, LLC ("MAG") as described in the letter agreement, dated as of November __, 2005 (the "Letter Agreement"), between BCCAII, Ocean Park and MAG, BCCAII agreed to transfer its interest in $6,684,083 in principal amount of Convertible Senior Secured Notes Due August 4, 2005 of DMED (the "BCCAII Note"). Pursuant to a Participation Agreement dated as of July 30, 1998 BCCAII sold participations in the BCCAII Note to certain investors. BCCAII has secured the consent to the Assignment of all but one of the participants in the BCCAII Note (the "Remaining Participant"), whose interest is equal to $15,917.00 principal amount of the Note, plus accrued interest (the "Participation"). In connection with the Assignment, BCCAII hereby agrees as follows:

         1. BCCAII shall use its commercially reasonable efforts to secure the consent of the Remaining Participant to the transfer of the Participation to Ocean Park and MAG on the same terms as the Assignment;

         2. BCCAII shall deposit the amount of $18,429.00 in escrow with Ocean Park pursuant to the terms of the Escrow Agreement (as defined below) for the benefit of DMED, which amount shall become part of the Escrow Deposit described in and held subject to the escrow letter agreement dated as of the date hereof among BCCAII, Ocean Park, MAG and DMED (the "Escrow Agreement"); and

         3. If BCCAII shall not have delivered the consent of the Remaining Participant on or prior to December 31, 2005, then, pursuant to the terms of the Escrow Agreement, Ocean Park will release an amount not to exceed $18,429.00 from the escrow to DMED, which amount DMED will pay over to the Remaining Participant to defease the Participation.

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         Following delivery of the consent pursuant to item 1 above or the payment described in item 2 above, BCCAII shall have no further liability or obligations to Ocean Park, MAG or DMED in respect of the Remaining Participant and the Participation. No person or entity who is not a party hereto shall be a third party beneficiary of the agreements hereunder.

         This letter agreement shall be interpreted in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed wholly within that jurisdiction, without reference to the conflicts of laws principles thereof.


                            [SIGNATURE PAGE FOLLOWS]

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         This letter agreement may be executed in counterparts, each one of which shall be deemed an original and all of which taken together shall constitute one and the same document.

                                           Sincerely,

                                           BCC ACQUISITION II, LLC

                                           By:  Bay City Capital Fund I, L.P.,
                                           its Manager

                                           By:  Bay City Capital Management LLC,
                                           its general partner

                                           By: /s/ Fred Craves
                                               ---------------------------------
                                               Fred Craves, Manager and
                                               Managing Director

     ACCEPTED AND AGREED TO THIS
     21st DAY OF NOVEMBER, 2005



     OCEAN PARK ADVISORS, LLC



     By:/s/ W. Bruce Comer III
        ----------------------
        Name:
        Its: